Exhibit 4.3

Consent of Expert

Ladies and Gentlemen:

I hereby consent to the use of the information prepared and verified by me, and the information derived therefrom, as well as the reference to my name, in each case where used or incorporated by reference in the registration statement on Form F-80 of GoGold Resources Inc.

Dated: 23rd January 2014

/s/ Terence Coughlan P. Geo
Name: Terence Coughlan P. Geo
Title: President and Chief Executive Officer